Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
September 21, 2011

Credit Suisse - Delivering
Alternative ETNs

CSMN:
Market Neutral Equity ETN

CSLS:
Long/Short Index ETN

CSMA:
Merger Arbitrage Index ETN

CSMB:
Monthly Leveraged Merger
Arbitrage Index ETN

MLPN:
MLP Index ETN

New ETN Launch: Introducing our Market Neutral Equity ETN - Ticker: "CSMN"

Join Credit Suisse for an exclusive live webcast introducing:

Our Market Neutral Equity ETN (the "CSMN ETN") which began trading on NYSE ARCA Wednesday, September 21, 2011.

Join us as we present the first ETN to provide exposure to an equity market neutral strategy. Exposure provided via an index composed of 75 long and 75 short stocks from North America, Europe, and Japan chosen by Credit Suisse's HOLTTM quantitative stock selection index methodology.

Learn More via Live Webinar...

Date: September 28, 2011
Time: 2:00pm EST
Host: Greg King, Head of Exchange Traded Products
Guest: Richard Curry Ph.D., Director, HOLT Strategies

Registration is required: Click here to register now

For more information on our suite of alternative ETNs please visit: www.credit-suisse.com/etn

Contact Information:
ETN.Desk@credit-suisse.com
(212) 538-4945
Head, Greg King, CFA

An investment in the ETNs involves risks, including the possible loss of part or all of your investment. The selected risk factors herein are not intended as a complete description of all risks associated with the ETNs. For further information regarding risks, please see the section entitled "Risk Factors" in the applicable pricing supplement. The ETNs may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the index; you seek a guaranteed return of principal; you believe the level of the index before taking into account the borrow cost factor will decrease or will not increase by an amount sufficient to offset the applicable fees, you prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; you seek current income from your investment. Although we expect to list the ETNs on NYSE ARCA, a trading market may not continue for the term of the ETNs if the ETNs are listed; we are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system. In addition, although the return on the ETNs will be linked to the performance of the index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including the prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs. Before you invest, you should read the applicable pricing supplement, the underlying supplement, if applicable, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009 to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the applicable pricing supplement related to the ETNs discussed herein on the SEC website at:

CSLS ETN: http://sec.gov/Archives/edgar/data/1053092/000104746910006520/a2199400z424b2.htm
CSMA ETN: http://www.sec.gov/Archives/edgar/data/1053092/000095010310002895/dp19449_424b2-etn3.htm
CSMB ETN: http://sec.gov/Archives/edgar/data/1053092/000095010311000821/dp21457_424b2-etn4a2.htm
CSMN ETN: http://www.sec.gov/Archives/edgar/data/1053092/000095010311003905/dp26347_424b2-etn5.htm
MLPN ETN: http://sec.gov/Archives/edgar/data/1053092/000104746910005088/a2198450z424b2.htm

You may access the prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Investment banking services in the United States are provided by Credit Suisse Securities (USA) LLC, an affiliate of Credit Suisse Group.

If you do not wish to continue receiving updates and announcements in connection with Credit Suisse Structured Notes, please contact us at etn.desk@credit-suisse.com.

Copyright 2011, Credit Suisse Group AG and/or its affiliates. All rights reserved.